UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                January 27, 2005

                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                     1-14064                 11-2408943
 (State or other jurisdiction   (Commission File Number)       (IRS Employer
       of incorporation)                                     Identification No.)


   767 Fifth Avenue, New York, New York                            10153
 (Address of principal executive offices)                        (Zip Code)

               Registrant's telephone number, including area code
                                  212-572-4200

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition.

On January 27, 2005, The Estee Lauder Companies Inc. (the "Company") issued a press release announcing its financial results for the fiscal quarter and six months ended December 31, 2004. The release also includes estimates for its fiscal 2005 second half and full year net sales and diluted earnings per share. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM  9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.      Description
-----------      -----------

   99.1          Press release dated January 27, 2005 of The Estee Lauder
                 Companies Inc.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 THE ESTEE LAUDER COMPANIES INC.

Date:  January 27, 2005                          By:    /s/Richard W. Kunes
                                                    ----------------------------
                                                           Richard W. Kunes
                                                       Executive Vice President
                                                     and Chief Financial Officer
                                                      (Principal Financial and
                                                         Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.     Description
-----------     -----------

 99.1           Press release dated January 27, 2005 of The Estee Lauder
                Companies Inc.

                                                                Exhibit No. 99.1

THE                                                                         News
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384


767 Fifth Avenue                                                Media Relations:
New York, NY  10153                                                 Sally Susman
                                                                  (212) 572-4430
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

            ESTEE LAUDER COMPANIES SECOND QUARTER NET SALES CLIMB 8%

              DILUTED PER SHARE EARNINGS FROM CONTINUING OPERATIONS
                              INCREASE 10% TO $.60


New York, NY, January 27, 2005 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its second fiscal quarter ended December 31, 2004 of $1.75 billion, an 8% increase over the $1.62 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 5%.

The Company reported net earnings from continuing operations for the quarter ended December 31, 2004 of $138.3 million, up 10% from $126.3 million last year. Diluted earnings per common share from continuing operations for the quarter rose 10% to $.60 from $.54 reported in the prior year. Net earnings and diluted earnings per share for the quarter increased 45% and 46%, respectively, compared with the prior year, including discontinued operations.

William P. Lauder, President and Chief Executive Officer, said, "We are pleased to report another quarter of solid sales and earnings growth, reflecting the global appeal of the Company's products despite a mixed retail environment this holiday season. Sales grew in all major product categories and geographic regions, aided by a favorable currency environment. We continue to benefit from our global sourcing and manufacturing initiatives as well as ongoing cost containment efforts. These enable us to increase our marketing expenditures to further enhance our brands while meeting our profitability goals. Importantly, we continue to invest in new brands, new channels and new geographic distribution to fuel future growth."

Mr. Lauder added, "In view of our results for the first half of fiscal 2005, we believe we have the programs in place to achieve our full year targets of approximately 7% constant currency sales growth and earnings per share in the range of $1.88 to $1.93."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter increased 8% to $617.4 million on a reported basis and rose 4% in local currencies. The higher sales reflected recent launches from Estee Lauder of Future Perfect Anti-Wrinkle Radiance Creme SPF 15 and Nutritious Vita-Mineral Energy Lotion, as well as Clinique's Superdefense Triple Action Moisturizer SPF 25. Strong sales of The Lifting Face Serum, The Lifting Intensifier and The Concentrate from La Mer also contributed to growth.

Makeup sales for the quarter rose a strong 12% to $592.4 million on a reported basis and increased 10% in local currencies. Solid growth was generated from the Company's makeup artist brands, M.A.C, Bobbi Brown and Stila. Recent products like M.A.C's Veluxe Pearl Eye Shadow and Zoom Lash and Bobbi Brown's Creamy Concealer and Shimmer Brick performed well during the quarter. Strong sales of Superbalanced Compact Makeup SPF 20, the Colour Surge line of products and Perfectly Real Makeup from Clinique, as well as Electric Intense LipCreme and Lash XL Maximum Length Mascara from Estee Lauder contributed to the sales increase. The makeup category also benefited from the inclusion of the Company's new American Beauty and Flirt! brands.

Fragrance sales increased 3% to $458.6 million on a reported basis and decreased 1% in local currencies compared to the prior-year quarter. This category was up against a difficult comparison to the prior-year quarter which grew 16% reflecting several major launches. Fragrance sales benefited from the recent launches of True Star from Tommy Hilfiger, DKNY Be Delicious and Lauder Beyond Paradise Men. The continued soft fragrance business and saturation of industry launches, particularly in the United States, continues to challenge prior year launches and some existing fragrances.

Sales of hair care products and services for the quarter rose 14% to $71.6 million on a reported basis and increased 12% in local currencies, due primarily to higher sales at Aveda and Bumble and bumble. Aveda net sales growth was due to recent product launches such as Pure Abundance, Air Control Hair Spray and new professional color products, as well as increased concept salon distribution. Bumble and bumble sales increased due to the recent launch of its hair and scalp treatment line and new salon openings.

Operating income increased in makeup, skin care and hair care due to higher sales. Fragrance operating income was relatively flat and continued to reflect the soft fragrance business, ongoing development costs for new products and brands and sustained support spending behind existing products.

Results by Geographic Region
----------------------------

In the Americas, net sales for the quarter increased 9% to $877.7 million. The increase was due to the success of new and certain existing products, growth from virtually all brands, particularly M.A.C, higher results in Canada and the inclusion of sales of BeautyBank products. All major product categories in this region had sales growth. Operating income in the Americas increased due to the higher sales. Profitability in this region in the current-year quarter reflects more normalized levels following a decrease in the prior-year quarter.

In Europe, the Middle East & Africa, net sales increased 7% from the prior-year period to $628.9 million, and were relatively flat in local currency. This region was up against a very difficult comparison to the prior-year quarter when net sales grew 34%. In constant currency, sales were led by the United Kingdom, offset by lower sales in Italy, Spain and Austria. Operating profitability decreased reflecting lower results from our travel retail and distributor businesses, as well as a decline in Italy.

Asia/Pacific net sales grew 7% over the prior-year quarter to $243.7 million. On a local currency basis, this region's net sales rose 4% with Taiwan, China and Hong Kong posting the strongest double-digit growth. These increases were partially offset by lower sales in Japan and Korea. Operating profit in the region decreased reflecting lower results in Korea as well as China, where we continue to invest in new brand expansion and business opportunities.

Six-Month Results
-----------------

For the six months ended December 31, 2004, the Company reported net sales of $3.25 billion, a 10% increase from $2.97 billion in the comparable prior-year period. Excluding the impact of foreign currency translation, net sales rose 7%. The Company reported net earnings from continuing operations of $233.3 million for the six months, up 14% from $204.0 million in the same period last year. Diluted earnings per common share from continuing operations for the six months ended December 31, 2004 were $1.01, a 15% increase from $.88 reported in the prior-year period. Net earnings and diluted earnings per share for the six months increased 35% and 36%, respectively, compared with the prior year, including discontinued operations.

Cash Flows
----------

For the six months ended December 31, 2004, the Company generated $298.4 million in cash flow from operating activities compared with $382.2 million in the prior-year period. The change primarily resulted from higher net earnings from continuing operations offset by increases in certain working capital components, including significant deferred compensation and supplemental pension payments. Operating cash flow was utilized primarily for capital investments, the repurchase of shares of the Company's Class A Common Stock and dividend payments.

Estimate of Fiscal 2005 Second Half and Full Year
-------------------------------------------------

Net sales for the second half of fiscal 2005 are expected to grow approximately 9% in dollars, including a currency translation benefit of approximately two percentage points, versus fiscal 2004's second half. Geographic region net sales growth in constant currency is expected to be led by the Americas and Europe, the Middle East & Africa, followed by Asia/Pacific. On a product category basis, in constant currency, hair care and fragrance are expected to be the leading growth categories, followed by skin care and makeup. The Company expects to achieve diluted earnings per share of between $.87 and $.92 for the second half.

For the Company's fiscal 2005 full-year results, reported net sales are expected to grow between 9% and 10% in dollars, which reflects a benefit of approximately two to three percentage points of foreign currency translation impact, versus fiscal 2004. At the same time the Company continues to expect to achieve diluted earnings per share of between $1.88 and $1.93 for the fiscal 2005 year.

Geographic region net sales growth in constant currency is expected to be led by the Americas and Europe, the Middle East & Africa, followed by Asia/Pacific. On a product category basis, in constant currency, hair care and makeup are expected to be the leading sales growth categories, followed by skin care and fragrance.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "believe" and "expect," those in Mr. Lauder's remarks and those in the "Estimate of Fiscal 2005 Second Half and Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local economic conditions that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers and suppliers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company's other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire or develop new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom;
     (14) consequences attributable to the events that are currently taking place in the Middle East, including further attacks, retaliation and the threat of further attacks or retaliation; and
     (15) the impact of repatriating, or planning to repatriate, certain of the Company's foreign earnings to the United States in connection with The American Jobs Creation Act of 2004.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, kate spade beauty, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good Skin(TM) and Donald Trump The Fragrance.

An electronic version of this release can be found at the Company's website, www.elcompanies.com.
--------------------

                                - Tables Follow -

                         THE ESTEE LAUDER COMPANIES INC.
                         SUMMARY OF CONSOLIDATED RESULTS
             (Unaudited; Dollars in millions, except per share data)

                                                               Three Months Ended               Six Months Ended
                                                                   December 31      Percent        December 31      Percent
                                                               ------------------               ----------------
                                                                2004       2003     Change       2004       2003    Change
                                                                ----       ----     ------       ----       ----    ------

Net Sales.................................................     $1,750.3   $1,619.1    8.1%     $3,254.4   $2,965.7    9.7%

Cost of sales.............................................        448.0      412.7                859.3      776.8
                                                               --------   --------             --------   --------
Gross Profit..............................................      1,302.3    1,206.4    7.9%      2,395.1    2,188.9    9.4%
                                                               --------   --------             --------   --------
       Gross Margin.......................................         74.4%      74.5%                73.6%      73.8%

Operating expenses:
   Selling, general and administrative....................      1,071.8      980.3              2,009.3    1,828.8
   Related party royalties................................         -           7.1                 -          11.4
                                                               --------   --------             --------   --------
                                                                1,071.8      987.4    8.5%      2,009.3    1,840.2    9.2%
                                                               --------   --------             --------   --------
       Operating Expense Margin...........................         61.2%      61.0%                61.7%      62.0%

Operating Income .........................................        230.5      219.0    5.3%        385.8      348.7   10.6%
       Operating Income Margin............................         13.2%      13.5%                11.9%      11.8%

Interest expense, net.....................................          3.3        7.2                  7.4       14.9
                                                               --------   --------             --------   --------
Earnings before Income Taxes, Minority Interest
   and Discontinued Operations............................        227.2      211.8    7.3%        378.4      333.8   13.4%

Provision for income taxes................................         85.5       80.7                141.5      124.8
Minority interest, net of tax.............................         (3.4)      (4.8)                (3.6)      (5.0)
                                                               --------   --------             --------   --------
Net Earnings from Continuing Operations...................        138.3      126.3    9.5%        233.3      204.0   14.4%

Discontinued operations, net of  tax (A)..................         -         (30.6)                -         (31.3)
                                                               --------   --------             --------   --------
Net Earnings..............................................     $  138.3   $   95.7   44.5%     $  233.3   $  172.7   35.1%
                                                               ========   ========             ========   ========

Basic net earnings per common share:
   Net earnings from continuing operations................     $    .61   $    .55   11.1%     $   1.03   $    .89   15.3%
   Discontinued operations, net of tax....................         -          (.13)                 -         (.13)
                                                               --------   --------             --------   --------
   Net earnings ..........................................     $    .61   $    .42   46.7%     $   1.03   $    .76   36.2%
                                                               ========   ========             ========   ========

Diluted net earnings per common share:
   Net earnings from continuing operations................     $    .60   $    .54   10.4%     $   1.01   $    .88   14.7%
   Discontinued operations, net of tax....................          -         (.13)                  -        (.13)
                                                               --------   --------             --------   --------
   Net earnings ..........................................     $    .60   $    .41   46.0%     $   1.01   $    .75   35.6%
                                                               ========   ========             ========   ========

Weighted average common shares outstanding:
   Basic..................................................        225.6      228.6                226.4      228.3
   Diluted................................................        229.2      231.6                230.2      231.1

(A) In February 2004, the Company sold the assets and operations of its reporting unit that sold jane brand products. Prior to the sale of the business, in December 2003, the Company committed to a plan to sell such assets and operations. At the time such decisions were made, circumstances warranted that the Company conduct an assessment of the tangible and intangible assets of this business. Based on this assessment, the Company determined that the carrying amount of these assets as reflected on the Company's consolidated balance sheets exceeded their estimated fair value. Accordingly, the Company recorded an after-tax charge to discontinued operations of $30.6 and $31.3 million for the three months and six months ended December 31, 2003, respectively. The charge represents the impairment of goodwill in the amount of $26.4 million, the reduction in value of other tangible assets held for sale of $1.2 million, net of tax, and the operating loss of $3.0 million and $3.7 million, net of tax, for the three months and six months ended December 31, 2003, respectively. Included in the operating loss of both prior-year periods were additional costs associated with the sale and discontinuation of the business.

                                                    THE ESTEE LAUDER COMPANIES INC.

                                                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                                       (Unaudited; In millions)

                                                                         December 31         June 30       December 31
                                                                            2004              2004            2003
                                                                            ----              ----            ----
                                                            ASSETS
Current Assets
Cash and cash equivalents..............................................   $   577.9        $   611.6        $   869.9
Accounts receivable, net...............................................       844.4            664.9            767.8
Inventory and promotional merchandise, net.............................       699.1            653.5            574.3
Prepaid expenses and other current assets..............................       283.1            269.2            246.7
                                                                          ---------        ---------        ---------
     Total Current Assets..............................................     2,404.5          2,199.2          2,458.7
                                                                          ---------        ---------        ---------

Property, Plant and Equipment, net.....................................       683.1            647.0            621.7
Other Assets  .........................................................       867.2            861.9            889.8
                                                                          ---------        ---------        ---------
     Total Assets......................................................   $ 3,954.8        $ 3,708.1        $ 3,970.2
                                                                          =========        =========        =========

                                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt........................................................   $    80.4        $    73.8        $     4.9
Accounts payable.......................................................       293.6            267.3            232.9
Other current liabilities..............................................     1,091.6            980.9          1,077.2
                                                                          ---------        ---------        ---------
     Total Current Liabilities.........................................     1,465.6          1,322.0          1,315.0
                                                                          ---------        ---------        ---------
Noncurrent Liabilities
Long-term debt.........................................................       472.8            461.5            828.4
Other noncurrent liabilities and minority interest.....................       215.1            191.1            238.6
Total Stockholders' Equity.............................................     1,801.3          1,733.5          1,588.2
                                                                          ---------        ---------        ---------
     Total Liabilities and Stockholders' Equity........................   $ 3,954.8        $ 3,708.1        $ 3,970.2
                                                                          =========        =========        =========

                                                        SELECTED CASH FLOW DATA
                                                       (Unaudited; In millions)
                                                                                                  Six Months Ended
                                                                                                     December 31
                                                                                                  ----------------
                                                                                                  2004         2003
                                                                                                  ----         ----

Cash Flows from Operating Activities
   Net earnings.........................................................................        $ 233.3     $  172.7
   Depreciation and amortization........................................................           94.5         91.8
   Deferred income taxes................................................................           22.1         (0.3)
   Discontinued operations..............................................................            -           31.3
   Other items..........................................................................            2.8          8.5
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................         (128.6)      (103.5)
       Decrease (increase) in inventory and promotional merchandise, net................          (15.1)        38.8
       Increase in accounts payable and other accrued liabilities.......................           91.0        138.3
       Other operating assets and liabilities, net......................................           (1.6)         4.6
                                                                                                -------     --------
         Net cash flows provided by operating activities from continuing operations.....        $ 298.4     $  382.2
                                                                                                =======     ========

   Capital expenditures.................................................................          103.8         87.7
   Payments to acquire treasury stock...................................................          187.7         19.6
   Dividends paid.......................................................................           90.1          -

                                                    # # #